Exhibit 99.1

IFF Reports First Quarter 2010 Results

Local Currency Sales Increased 13%, Reported Sales Up 17%

Adjusted EPS Increased 42%, Reported EPS up 33%

NEW YORK--(BUSINESS WIRE)--May 6, 2010--International Flavors & Fragrances Inc. (NYSE: IFF), a leading global creator of flavors and fragrances for consumer products, today reported first quarter 2010 revenue of $654 million, 17 percent higher than the prior year quarter. Excluding the impact of foreign currency, revenue in local currency increased 13 percent. Reported earnings per share (EPS) were $0.80, compared to $0.60 for the first quarter 2009. Excluding an expense of $0.05 per share in the first quarter 2010 related to ongoing restructuring efforts in Europe, adjusted EPS for the quarter increased 42 percent to $0.85 versus $0.60 in the prior year quarter.

“We are very pleased to report financial results that are strong and slightly above the preliminary projections we announced in March,” said Doug Tough, Chairman and Chief Executive Officer. “We continued to see solid momentum throughout the quarter as both our Flavor and Fragrance teams did an excellent job capitalizing on new business opportunities. The combination of this strong commercial performance as well as some elements of customer restocking and favorable year-over-year comparisons, allowed us to deliver strong local currency sales growth that resulted in a substantial increase in our adjusted EPS.”

Mr. Tough added, “We continue to be mindful that economic conditions remain fluid and that a portion of our success can be attributed to the benefits of customer restocking as well as favorable comparisons versus a soft year-ago period. Nonetheless, we feel confident that the underlying health of our commercial performance is strong and as a result, we will continue to monitor our performance throughout the balance of the year as we look to make targeted investments to strengthen our marketplace position.”

Flavor Business Unit

Local currency sales in the first quarter increased eight percent over the comparable 2009 period. Growth was led by a double-digit performance in Europe, Africa and Middle East (EAME) and Greater Asia as increased volumes and new business drove results. In North America, sales declined one percent as our success in Dairy was more than offset by Confectionery challenges. Latin American sales increased six percent as new business and volume recovery in Savory, Confectionery and Dairy offset the loss of non-strategic business that began in the third quarter of 2009.

Operating profit was very strong, increasing 17 percent, or $9 million, to $62 million in the first quarter. This increase was driven by accelerated sales growth, improving input costs and our continued success in disciplined cost management. As a result, operating profit margin improved to 20.5 percent versus 19.9 percent in the prior year period.

Fragrance Business Unit

Local currency sales in the first quarter increased 18 percent over the prior-year period as all categories reported strong results. The accelerated performance in the emerging markets continued, particularly Greater Asia, where every Fragrance Compound category experienced double-digit growth. In the Fine Fragrance and Beauty Care category, Fine Fragrance reversed its recent trends, growing at a very strong double-digit rate. While new business gains helped support the strong Fine Fragrance results, a portion of the improvement can be attributed to favorable comparisons as well as some elements of customer restocking. Beauty Care performance continued to build momentum, growing at a double-digit rate, as both Hair Care and Toiletries drove results. Functional Fragrance once again performed very well as Fabric Care performance continued to accelerate. Fragrance Ingredients sales also improved, as local currency sales increased 21 percent, reflecting an underlying improvement in demand and favorable comparison versus the year-ago period.

Operating profit increased by $19 million to $56 million in the first quarter, including a $5 million expense related to ongoing restructuring efforts in Europe. Excluding this item, adjusted operating profit grew an impressive 66 percent, or $24 million, to $61 million. As a result, adjusted operating profit margin for the quarter increased 470 bps to 17.2 percent, as higher volumes, moderating input costs and benefits from previous cost reduction initiatives drove results.

Sales performance by region and product category follows:

		First Quarter 2010 vs. First Quarter 2009
		Fine & Beauty Care	Functional	Ingredients	Total Frag.	Flavors	Total

North America	Reported	24%	-2%	22%	12%	-1%	5%

EAME	Reported	36%	12%	34%	25%	18%	22%
	Local Currency	31%	8%	29%	21%	12%	17%

Latin America	Reported	38%	6%	10%	17%	13%	16%
	Local Currency	31%	5%	9%	14%	6%	11%

Greater Asia	Reported	20%	33%	10%	25%	21%	23%
	Local Currency	19%	31%	9%	23%	14%	17%

Total	Reported	31%	12%	24%	21%	13%	17%
	Local Currency	28%	10%	21%	18%	8%	13%

First Quarter 2010 Highlights

  Gross profit, as a percentage of sales, was 41.3 percent compared with 39.7 percent in the prior year period. This improvement was mainly attributable to higher volumes, favorable sales mix, moderating input costs and margin improvement initiatives.
  Research, Selling and Administrative (RSA) expenses as a percentage of sales decreased 50 bps to 24.6 percent reflecting continued cost management discipline and benefits of previously announced restructurings. On an absolute basis, RSA expenses increased $20 million driven by strong sales performance, the impact of foreign currency and additional incentive compensation accruals. Excluding the impact of currency and incentive compensation, RSA costs increased $3 million year-over-year. Within RSA, R&D expense as a percentage of sales declined 50 bps to 8.0 percent driven by fixed cost growth leverage.
  Operating profit increased $23 million in the first quarter, including a $5 million expense related to ongoing restructuring efforts in Europe. Excluding this item, adjusted operating profit grew 34 percent, or $28 million, to $110 million. As a result, adjusted operating profit margin increased 220 bps to 16.8 percent versus the year ago period as strong sales growth and continued cost discipline drove results.
  Interest expense decreased $7 million year-over-year reflecting the termination of cross-currency interest rate swaps, lower levels of outstanding debt and lower borrowing costs.
  The effective tax rate in the quarter was 28.4 percent compared to 25.4 percent in the comparable period last year. The year-over-year increase principally reflects the mix of earnings by country in which we operate.
  Cash flow from operations improved by $47 million to $32 million in the first quarter 2009. This improvement was led by our strong profit performance as well as our continued focus to drive working capital improvement.

About IFF

International Flavors & Fragrances Inc. (NYSE: IFF), is a leading global creator of flavors and fragrances used in a wide variety of consumer products and packaged goods. Consumers experience these unique scents and tastes in fine fragrances and beauty care, detergents and household goods, as well as beverages, confectionery and food products. The Company leverages its competitive advantages of brand understanding and consumer insight combined with its focus on R&D and innovation, to provide customers with differentiated product offerings. A member of the S&P 500 Index, IFF has sales, manufacturing and creative facilities in 32 countries worldwide. For more information, please visit our website at www.iff.com.

Audio Webcast

An audio webcast to discuss the Company's first quarter 2010 financial results and outlook will be held today at 10:00 a.m. EST May 6, 2010. Interested parties can access the webcast and accompanying slide presentation on the Company's website at www.iff.com under the Investor Relations section. For those unable to listen to the live broadcast, a replay will be available on the Company's website approximately one hour after the event and will remain available on the IFF website until May 20, 2010.

Cautionary Statement Under The Private Securities Litigation Reform Act of 1995

Statements in this quarterly release, which are not historical facts or information, are “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

Such forward-looking statements are based on management’s current assumptions, estimates and expectations. Certain of such forward-looking information may be identified by such terms as “expect”, “anticipate”, “believe”, “outlook”, “guidance”, “may” and similar terms or variations thereof. All information concerning future revenues, tax rates or benefits, interest and other savings, earnings and other future financial results or financial position, constitutes forward-looking information. Such forward-looking statements involve significant risks, uncertainties and other factors. Actual results of the Company may differ materially from any future results expressed or implied by such forward-looking statements. Such factors include, among others the following: general economic and business conditions in the Company’s markets, including economic and recessionary pressures; energy and commodity prices; decline in consumer confidence and spending; the impact of currency fluctuation or devaluation in the Company’s principal foreign markets and the impact on the availability, effectiveness and cost of the Company’s hedging and risk management strategies; population health and political uncertainties; fluctuating interest rates; continued volatility of the capital and credit markets and any adverse impact on our cost of and access to capital and credit; fluctuations in the price, quality and availability of raw materials; the Company’s ability to implement its business strategy, including the achievement of anticipated cost savings, profitability and growth targets; the outcome of uncertainties related to litigation; the impact of possible pension funding obligations and increased pension expense on the Company’s cash flow and results of operations; and the effect of legal and regulatory proceedings, as well as restrictions imposed on the Company, its operations or its representatives by U.S. and foreign governments. The Company intends its forward-looking statements to speak only as of the time of such statements and does not undertake or plan to update or revise them as more information becomes available or to reflect changes in expectations, assumptions or results.

Any public statements or disclosures by IFF following this report that modify or impact any of the forward-looking statements contained in or accompanying this report will be deemed to modify or supersede such outlook or other forward-looking statements in or accompanying this report.

Certain other factors which may impact our financial results or which may cause actual results to differ from such forward-looking statements are also discussed in the Company’s periodic reports filed with the Securities and Exchange Commission and available on the IFF website at www.iff.com under “Investor Relations”. You are urged to carefully consider all such factors.

International Flavors & Fragrances Inc. Consolidated Income Statement (Amounts in thousands except per share data) (Unaudited)

	Three Months Ended
	March 31,
	(1)

	2010	2009	% Change

Net sales	$653,909	$559,630	17
Cost of goods sold	383,702	337,565	14
Gross margin	270,207	222,065	22
Research and development	52,631	47,331	11
Selling and administrative	106,471	91,347	17
Amortization	1,538	1,538	-
Restructuring and other charges	4,988	-
Interest expense	12,736	19,781
Other (income) expense, net	2,762	(1,162)
Pretax income	89,081	63,230	41
Income taxes	25,292	16,033	58
Net income	$63,789	$47,197	35

Earnings per share - basic	$0.80	$0.60
Earnings per share - diluted	$0.80	$0.60

Average shares outstanding
Basic	78,767	78,195	1
Diluted	79,692	78,747	1

(1) Includes the following reclasses to conform to current year presentation: Cost of goods sold $0.1 million; Research and development (R&D) $(2.8) million; Selling and administrative $1.9 million. The adjustment to R&D also includes $(0.8) million related to the reclass of excess foreign R&D credits from income tax expense.

International Flavors & Fragrances Inc. Condensed Consolidated Balance Sheet (Amounts in thousands) (Unaudited)

	March 31,	December 31,
	2010	2009
Cash & cash equivalents	$89,818	$80,135
Receivables	468,820	444,265
Inventories	446,912	444,977
Other current assets	165,384	158,689
Total current assets	1,170,934	1,128,066

Property, plant and equipment, net	489,759	501,293
Goodwill and other intangibles, net	718,991	720,530
Other assets	298,542	294,885
Total assets	$2,678,226	$2,644,774

Bank borrowings and overdrafts, and
current portion of long-term debt	$80,782	$76,780
Other current liabilities	394,560	407,674
Total current liabilities	475,342	484,454

Long-term debt	934,076	934,749
Non-current liabilities	451,937	453,661

Shareholders' equity	816,871	771,910
Total liabilities and shareholders' equity	$2,678,226	$2,644,774

International Flavors & Fragrances Inc. Consolidated Statement of Cash Flows (Amounts in thousands) (Unaudited)

	March 31,	March 31,
	2010	2009
Cash flows from operating activities:

Net income	$63,789	$47,197
Adjustments to reconcile to net cash provided by operations:
Depreciation and amortization	20,032	18,631
Deferred income taxes	(5,169)	5,985
Gain on disposal of assets	(623)	(809)
Equity based compensation	5,461	4,759
Changes in assets and liabilities
Current receivables	(29,292)	(36,222)
Inventories	(6,056)	12,803
Current payables	(13,707)	(57,574)
Changes in other assets/liabilities	(2,043)	(9,138)
Net cash provided by (used in) operations	32,392	(14,368)

Cash flows from investing activities:

Additions to property, plant and equipment	(12,950)	(7,644)
Purchase of investments	(1,856)	(198)
Termination of net investment hedge	-	(11,916)
Proceeds from disposal of assets	64	675
Net cash used in investing activities	(14,742)	(19,083)

Cash flows from financing activities:
Cash dividends paid to shareholders	(19,786)	(39,338)
Net change in bank borrowings and overdrafts	5,351	(7,264)
Proceeds from issuance of stock under stock plans	7,372	347
Purchase of treasury stock	-	(1,967)
Net cash used in financing activities	(7,063)	(48,222)
Effect of exchange rates changes on cash and cash equivalents	(904)	(9,205)
Net change in cash and cash equivalents	9,683	(90,878)
Cash and cash equivalents at beginning of year	80,135	178,467
Cash and cash equivalents at end of period	$89,818	$87,589

Certain reclassifications have been made to the prior year’s operating activities to conform to the 2010 presentation.

International Flavors & Fragrances Inc. Business Unit Performance (Amounts in thousands) (Unaudited)

	Three Months Ended
	March 31,
	2010	2009
Net Sales
Flavors	$300,169	$266,121
Fragrances	353,740	293,509
Consolidated	653,909	559,630

Operating Profit
Flavors	61,577	52,840
Fragrances (1)	56,015	36,791
Global Expenses	(13,013)	(7,782)
Consolidated	104,579	81,849

Interest Expense	(12,736)	(19,781)
Other income (expense), net	(2,762)	1,162
Income before taxes	$89,081	$63,230

(1) Includes $(0.8) million for three months ended March 31, 2009 related to the reclass of excess foreign R&D credits from income tax expense to conform to current year presentation.

International Flavors & Fragrances Inc. Non-GAAP Reconciliation (Amounts in thousands) (Unaudited)

	First Quarter 2010
	Items Impacting Comparability
	Reported (GAAP)	Restructuring Charges		Adjusted (Non-GAAP)

Net Sales	$653,909	-		$653,909
Cost of goods sold	383,702			383,702
Gross Profit	270,207	-		270,207
Research and development	52,631	-		52,631
Selling and administrative	106,471	-		106,471
Amortization	1,538	-		1,538
RSA Expense	160,640	-		160,640
Restructuring and other charges	4,988	4,988	(a)	0
Operating Profit	104,579	-		109,567
Net Interest Exp.	12,736	-		12,736
Other (income)/expense, net	2,762	-		2,762
Pretax income	89,081	-		94,069
Income taxes	25,292	(580)		25,872
Net income	63,789	4,408		68,197

Earnings per share - diluted	$0.80	$0.05		$0.85

(a) Entirely related to the Fragrance European facilities rationalization

	First Quarter 2009
	Items Impacting Comparability
	Reported (GAAP)	Restructuring Charges	Adjusted (Non-GAAP)

Net Sales	$559,630	-	$559,630
Cost of goods sold	337,565	-	337,565
Gross Profit	222,065	-	222,065
Research and development	47,331	-	47,331
Selling and administrative	91,347	-	91,347
Amortization	1,538	-	1,538
RSA Expense	140,216	-	140,216
Restructuring and other charges	0		0
Operating Profit	81,849	-	81,849
Net Interest Exp.	19,781	-	19,781
Other (income)/expense, net	(1,162)	-	(1,162)
Pretax income	63,230	-	63,230
Income taxes	16,033	-	16,033
Net income	47,197	-	47,197

Earnings per share - diluted	$0.60	$-	$0.60

(a) Certain reclassifications have been made to 2009 amount in order to conform with 2010 presentation

The sum of EPS Reported, plus the per share effects of items added back to reconcile to EPS as Adjusted, may not equal the total EPS as Adjusted, due to rounding differences.

This supplemental schedule provides adjusted non-GAAP financial information and a quantitative reconciliation of the difference between the non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

These non-GAAP financial measures should not be considered in isolation, or as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company believes that it is meaningful for investors to be made aware of and to be assisted in a better understanding of, on a period to period comparative basis, the relative impact of restructuring charges. The adjusted information is intended to be more indicative of the Company’s core operating results.

At times, the Company may disclose free cash flow because the Company believes it is a measurement of cash flow that may be available for investing and financing activities. We define free cash flow as net cash provided from operations less capital expenditures and cash dividends. The calculation of free cash flow does not reflect the residual cash flow available for discretionary expenditures since non-discretionary items such as debt repayments are not deducted in determining such measure and as such, should not be considered a substitute for cash provided by operating activities or other cash flow statement data prepared in accordance with GAAP. Free cash flow, as we define it, may differ from similarly named measures used by other entities.

CONTACT:
International Flavors & Fragrances Inc.
Investor Relations:
Michael DeVeau, 212-708-7164